Case Reference No: 541 (amended BBSL)

DEED OF CHARGE OVER CREDIT BALANCES
BY A CHARGOR FOR OWN LIABILITIES

(If executed by a company this Deed of Charge requires registration at Companies House within 21 days after its creation).

To Barclays Bank PLC
1.
In consideration of your giving or continuing to give time, credit and/or banking facilities and accommodation to me/us, being the party or parties named in Schedule 1 hereto, I/we with full title guarantee hereby charge by way of first fixed charge all sums of money specified in Schedule 2 hereto (the “Deposit(s)” which expression includes all or any part of the money payable pursuant to such deposit(s) and the debt(s) represented thereby), together with all interest from time to time accruing thereon as security for the payment of all money and the discharge of all liabilities now or at any time hereafter due, owing or incurred to you by me/us (and, if more than one, by us jointly or jointly and severally) on any account or accounts or in respect of any obligation incurred to you by me/us and whether actually or contingently and whether alone  or together with another or others and whether as principal or surety and in whatsoever name or style, together with interest, discount, commission and all other charges, costs and expenses for which I/we may be or become liable to you pursuant to a $200,000,000 letter of credit facility (as may be varied, amended, restated, supplemented, novated or replaced from time to time) (the “Facility Agreement”) (as defined in the Facility Agreement) entered into between you and us and dated  5 March 2009 (“the Secured Sums”).

2.	I/we hereby assign to you for the purposes of and to give effect to this security my/our right to require you to repay to me/us the Deposit(s).

3.
I/we agree that during the currency of this security and notwithstanding any term (express or implied) pursuant to which any of the Deposit(s) is or may be deposited with you or paid to you or held by you other than a term of the Facility Agreement, such Deposit(s) shall only be repayable upon written request or demand and I/we shall not be entitled to make any request or demand upon you for repayment of such Deposit(s) unless you shall first have agreed to release this security insofar as it concerns such Deposit(s). Any repayment(s) permitted by you shall not be deemed to be a release of this security over any other money then or at any time thereafter forming part of the Deposit(s). It is hereby expressly agreed that the terms of this security shall override the terms applicable to the Deposit(s) but that this Clause shall not override or prejudice any term of the Facility Agreement relating to the matters provided for in this Clause including repayment of Deposit(s).

4.

(a)
You may upon the occurrence of an Event of Default, (as defined in the Facility Agreement) which is continuing, enforce this security, without notice to me/us and without any further or other consent from me/us, by applying or transferring as you think fit all or part of any money subject to this security at any time or times (whether on or before or after the expiry of any fixed or minimum period for which such money may have been deposited) in or towards satisfaction of all or such part of the Secured Sums as you may determine.

(b)
You are hereby irrevocably empowered and authorised as my/our attorney in my/our name and at my/our expense, following the occurrence of an Event of Default, to execute such documents and give such instructions as may be required to give effect hereto, including (without limitation) instructions for the withdrawal of any sums which you may have placed upon my/our behalf with any third party and for the use of any money subject to this security to purchase any currency or currencies required to effect such application.

(c)
You shall not be liable for any loss sustained by me/us in consequence of the exercise of your rights hereunder, including (without limitation) any loss of interest caused by the determination before maturity of any Deposit(s) or by the fluctuation in any exchange rate at which currency may be bought or sold by you.

5.
This security shall be a continuing security notwithstanding any intermediate payments or settlement of accounts or other matters whatsoever and shall be in addition to and shall not prejudice or be prejudiced by any rights of set-off, retention, counterclaim, combination, lien or other rights exercisable by you as bankers against me/us or by any securities, guarantees, indemnities and/or negotiable instruments now or hereafter held by you.

6.	I/we shall not assign, transfer, charge or otherwise alienate, deal with or encumber any or all of the money subject to this security or my/our right, title or interest therein or agree to do so.

7.
For the avoidance of doubt, I/we agree that this security is to operate by way of security only in favour of you and that no release of any indebtedness existing now or in the future from you to me/us is intended or effected by this security.

8.	For the avoidance of doubt, in the event of any inconsistency or conflict between the terms of this Deed of Charge and the Facility Agreement, the terms of the Facility Agreement shall prevail.

9.	This deed shall be construed and take effect according to the laws of England.

IN WITNESS whereof this and the previous page together with the annexations marked Schedule 1 and Schedule 2 below were executed as a deed this fifth day of March 2009.

Executed as a deed by FLAGSTONE RÉASSURANCE SUISSE SA

______G Swayne_____________ Director

______R Dubois______________ Director/Secretary

(company number CH-621.3.007.041-9)

SCHEDULE 1
(the Chargor(s))
(This is the annexation referred to in Clause 1 above)

FULL NAME(S)	ADDRESS(ES) (REGISTERED OFFICE IF A COMPANY)
FLAGSTONE RÉASSURANCE SUISSE SA	A company incorporated in Switzerland whose registered office is at Rue du Collége 1, CH-1920 Martigny, Switzerland (company number CH-621.3.007.041-9)

     SCHEDULE 2
(This is the annexation referred to in Clause 1 above)
 PART 1
Definition of the Deposit(s)

In this security the expression “Deposit(s)” means all sums of money in any currency:

(a)
deposited or paid by me/us now or at any time hereafter to the credit of the account(s) with you specified in Part 2 of this Schedule 2 and/or (where the context permits) any additional and/or substitute account(s) hereafter opened with you for the deposit or holding of all or part of the money or interest subject to this security;  and

(b)	representing the renewal or replacement of or for any sums deposited or paid or held as set out in the foregoing paragraphs.

PART 2
Details of Charged Account(s)
USD BPA Sort Code200000 Account Number74406888
EUR BPA Sort Code200000 Account Number74406900
GBP BPA Sort Code200000 Account Number93444996